CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Capital Trust of our report dated May 17, 2018, relating to the financial statements and financial highlights, which appear in the Schwab Target 2010 Index Fund’s, Schwab Target 2015 Index Fund’s, Schwab Target 2020 Index Fund’s, Schwab Target 2025 Index Fund’s, Schwab Target 2030 Index Fund’s, Schwab Target 2035 Index Fund’s, Schwab Target 2040 Index Fund’s Schwab Target 2045 Index Fund’s, Schwab Target 2050 Index Fund’s, Schwab Target 2055 Index Fund’s and Schwab Target 2060 Index Fund’s Annual Report on Form N-CSR for the year ended March 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Portfolio Holdings Disclosure” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

July 23, 2018